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CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Allegiant Bancorp, Inc.
St. Louis, Missouri

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Reg. No. 333-13451) of Allegiant Bancorp, Inc. (the "Company") of our report, dated October 27, 1997, relating to the statement of assets purchased and liabilities assumed appearing in the Company's Current Report on Form 8-K/A.

/s/ BDO Seidman, L.L.P.

St. Louis, Missouri
October 27, 1997